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                                                                   EXHIBIT 24(e)

                            VESTAUR SECURITIES, INC.
                       Automatic Dividend Investment Plan


Who can participate in the Automatic Dividend Investment Plan?

          Any registered stockholder of Vestaur Securities, Inc. (the "Company") (with the exception of brokers and nominees of banks and other financial institutions) may participate. A beneficial owner, whose shares are registered in the name of another (e.g., in a broker's "street name") and who desires to participate in the Plan, must become the registered holder by having all or a portion of such shares transferred to his or her name.

How does the Plan work?

          To join the Plan you need only sign and return the enclosed enrollment authorization form in the envelope provided. Be sure to sign exactly as your name appears on the enrollment authorization form. (All joint owners must sign.)

          The form authorizes First Chicago Trust Company of New York ("First Chicago"), as your agent, to receive your dividends or other distributions from the Company in additional shares of Common Stock, if the net asset value per share is equal to or lower than the market price of the Company's Common Stock plus brokerage commissions, or to receive your dividends or other distributions in cash and purchase additional shares on the open market if the net asset value per share is higher than the market price of the Company's Common Stock plus brokerage commissions.

          You will receive a statement each time shares are distributed by the Company or purchased for you, showing the total shares credited to your account under the Plan, the dividend amount, the number of shares acquired and the applicable price per share.

          As the number of shares you hold grows, dividends paid on the increased number of shares are automatically reinvested, as long as you continue in the Plan.

What are the main features of the Plan?

          Whenever the Company's Board of Directors declares a dividend or other distribution, you will receive the distribution in authorized but theretofore unissued shares of the Company valued at the greater of: (a) the per share net asset value, or (b) 95% of the market price per share as of the close of business on the last trading day of the month preceding the payment date, if such per share net asset value is equal to or lower than the market price of the Company's shares plus brokerage commissions as of the close of business on the fourth trading day prior to the payment date of such dividend or other distribution. If the net asset value of the Company's shares is higher than such market price plus brokerage commissions, First Chicago, consistent with obtaining the best price and execution, will buy shares of the Company for participants'

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accounts, on any securities exchange where such shares are traded, in the over-
the-counter market or by negotiated transactions, commencing three trading days prior to the payment date of such dividend or other distribution. The price of the Company's shares on the New York Stock Exchange as of the close of business on the fourth trading day prior to the payment date of such dividend or other distribution is used in determining whether the Plan participants receive authorized but unissued shares or shares purchased in the market.

          When shares are purchased in the market by First Chicago during the three trading days prior to the payment date of such dividend or other distribution, it is possible that the price of such shares plus brokerage commissions will increase so that it is equal to or above the net asset value as determined above. In this event, First Chicago will continue to purchase shares of the Company in the market only when, at the time of purchase, the market price plus brokerage commissions of such shares is lower than the net asset value as determined above.

          If First Chicago undertakes to purchase Company shares in the open market at any time and is unable to complete its purchase requirements by the close of business on the last trading day before the payment date, then the balance of the dividend or other distribution will be accomplished in authorized but unissued shares of the Company at the per share net asset value as of the close of business on the last trading day of the month preceding the month in which the dividend or other distribution is paid.

          Shares credited to participants' accounts will be determined on the basis of the average of the cost, including all costs of purchase, for shares purchased on the open market and shares issued by the Company at net asset value.

          If distributions are received by Plan participants at the greater of:
(a) the per share net asset value, or (b) 95% of the market price per share when the market price is higher than net asset value, the participants will receive Common Stock having a market value which may exceed the cash value of the dividend or other distribution.

Who pays the Plan's expenses?

          The investment advisory fees are borne by the Company. The administrative costs of the Plan are paid by the Company's investment adviser, CoreStates Investment Advisers, Inc. ("CSIA"), out of the investment advisory fees. There is no service charge to reinvest a dividend or other distribution, nor are there brokerage commissions for shares issued directly by the Company. However, when shares are purchased in the market, you pay your proportionate share of the brokerage commissions on the total shares purchased for that dividend or other distribution.

When the Plan starts

          You can sign up for the Plan at any time. If your signed enrollment authorization form is received by First Chicago before the record date for a dividend or other distribution, the Plan will go into effect for you with that payment.

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          The record date for the determination of those Company stockholders who are entitled to a dividend or other distribution on shares shall be the last trading date of the month preceding the month of the payment date. Dividends are customarily paid in the months of January, April, July and October.

What are the advantages of participating in the Plan?

 .    Participants are able to acquire additional shares of the Company's Common
     Stock through the reinvestment of dividends. The Plan is designed to provide participants with a convenient way to increase their holdings of the Company's Common Stock while having an opportunity to realize lower brokerage commissions through having purchases for each participant combined with purchases for other participants when shares are purchased in the open market. The administrative costs of the Plan are borne by the Company's investment adviser, CSIA.

 .    The participant's dividend is invested in additional shares of the
     Company's Common Stock. If the total amount is not equal to an exact number of whole shares, fractional shares are credited to the participant's account along with the full shares, and the fractional shares as well as full shares participate proportionately in all subsequent dividends.

 .    Shares acquired under the Plan and credited to a participant's account are held by First Chicago and a participant avoids the need for safekeeping of the certificates for the shares. Stock certificates for full shares credited to a participant's account will be delivered upon written request or upon withdrawal from the Plan.

 .    For safekeeping purposes, you may deposit with First Chicago any Company
     Common Stock certificates now or hereafter registered in your name for credit under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. There is no charge for this custodial service and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates.

 .    If you wish to deposit your Common Stock certificates, you must mail them along with a request to First Chicago. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, First Chicago will provide mail insurance free of charge. To be eligible for certificate mailing insurance, the following guidelines must be observed. Certificates must be mailed in brown, pre-addressed return envelopes supplied by First Chicago, which can be obtained by contacting them as noted in this document. Certificates mailed will be insured for up to $25,000 current market value provided they are mailed first class. First Chicago must be notified of any claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, you must be a participant in the Plan or current holder of record of shares of Common Stock. In the latter case, you must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and the coverage is available only when the certificate(s) are sent in accordance with the guidelines described above.

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     Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the certificates are mailed until such time as a replacement can be effected.

     If you do not use the brown pre-addressed envelope provided by First Chicago, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the replacement cost to you.

 .    You may at any time, including upon withdrawal, request the sale of all or any whole shares held in your account under the Plan. Any such request may be made by either writing to First Chicago or calling First Chicago's Stockholder Customer Service at the number provided in the "Telephone"
     section in this document. First Chicago will make every effort to process all sale orders (written and telephone) on the day it receives them, provided that instructions are received before 1:00 p.m. Eastern Standard Time on a business day when First Chicago and the relevant securities market are open. The proceeds from such sale, less a service fee, any brokerage commissions, required withholding for income taxes, and any other costs of sale, will be remitted to you. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after First Chicago receives such sale request.

 .    The Plan affords participants simplified recordkeeping since First Chicago will mail quarterly statements to participants reflecting all current activity in their Plan accounts.

Voting

          You can vote the full shares acquired under the Plan whether the shares are physically held by First Chicago or by you.

To discontinue

          You may terminate your participation in the Plan at any time by giving written notice to First Chicago.

          Upon discontinuing, you will receive a stock certificate for the number of full shares credited to your Plan account and a check for any fraction of a share, valued at the then current market price of the stock less any brokerage commissions, any service fee and any other costs of sale.

          If you prefer, First Chicago will sell all or part of the shares that are held for you under the Plan and send you a check for the proceeds, less any brokerage commissions, a service fee and any other costs of sale.

Income tax information

          Even though your dividends will be reinvested, they are subject to income taxes as if they were paid to you in cash.

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          The distribution by the Company to Plan participants will be made in shares of Common Stock if the net asset value per share is lower than the market price of the Common Stock plus brokerage commissions. The newly issued shares of Common Stock will be valued at the greater of: (a) the net asset value per share, or (b) 95% of the market price per share. If shares are distributed, a participant will be required to include in gross income an amount equal to the fair market value (average of the high and low sales prices on the day of distribution) of the shares received by the participant.

          No taxable income is realized when a participant withdraws shares purchased under the Plan. However, a participant may recognize a taxable gain or loss when shares acquired under the Plan are sold by First Chicago under a participant's withdrawal of shares from the Plan.

          Participants should consult their own tax advisers concerning the tax consequences of participating in the Plan.

Changes to the Plan

          Experience under the Plan may indicate that changes are desirable. Accordingly, the Company reserves the right to amend or terminate the Plan. Notice thereof shall be sent to participants in the Plan at least 30 days before the record date for the dividend or other distribution to which any such change would apply.

Correspondence

          Any notices, questions, or other communications regarding the Plan should be addressed to:

               First Chicago Trust Company of New York
               Dividend Reinvestment Plan
               P.O. Box 2598
               Jersey City, NJ  07303-2598

          Be sure to include a reference to Vestaur in your correspondence.

Telephone

          Stockholder customer service, including sale of shares:

Until November 30, 1995, call (201) 324-0498
Commencing December 1, 1995, call (201) 324-0313

Normal hours:  8:00 a.m. - 10:00 p.m., Eastern time, each business day.
               8:00 a.m. -  3:30 p.m., Eastern time, Saturdays.
Customer Service Representatives are available: 9:00 a.m. - 6:00 p.m., Eastern time, each business day.

Internet: Messages forwarded on the Internet will be responded to within 1 business day.

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The First Chicago Internet address is:  "http://www.fctc.com".

TDD:  (201) 222-4955 Telecommunications Device for the Deaf service.

Please read the Terms and Conditions that follow.

                          ----------------------------

                              Terms and Conditions

     1. A stockholder may authorize Vestaur Securities, Inc. (the "Company") to pay his or her dividends and other distributions to First Chicago Trust Company of New York ("First Chicago"), agent for each participant in the Automatic Dividend Investment Plan. First Chicago, as agent for such participant, will receive such dividend or distribution in authorized but theretofore unissued shares of Common Stock of the Company, valued at the greater of: (a) the per share net asset value, or (b) 95% of the market price per share as of the close of business on the last trading day of the month preceding the payment date, if such per share net asset value is equal to or lower than the market price of the Company's shares plus brokerage commissions as of the close of business on the fourth trading day prior to the payment date of such dividend or other distribution. If the net asset value of the Company's shares is higher than such market price plus brokerage commissions, First Chicago, consistent with obtaining the best price and execution, will buy shares of the Company for participants' accounts on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms of price, delivery, etc., as First Chicago may agree, commencing three trading days prior to the payment date of such dividend or other distribution. The price of the Company's shares on the New York Stock Exchange as of the close of business on the fourth trading day prior to the payment date of such dividend or other distribution is used in determining whether Plan participants receive authorized but unissued shares or shares purchased in the market.

     When shares are purchased in the market by First Chicago during the three trading days prior to the payment date of such dividend or other distribution, it is possible that the price of such shares plus brokerage commissions will increase so that it is equal to or above the net asset value as determined above. In this event, First Chicago will continue to purchase shares of the Company in the market only when, at the time of purchase, the market price plus brokerage commissions of such shares is lower than the net asset value as determined above. If First Chicago undertakes to purchase Company shares in the open market at any time and is unable to complete its purchase requirements by the close of business on the last trading day before the payment date, then the balance of the distribution will be accomplished in authorized but unissued shares of the Company at the per share net asset value as of the close of business on the last trading day of the month preceding the month in which the dividend or other distribution is paid.

     Shares credited to participants' accounts will be determined on the basis of the average of the cost, including all costs of purchase, for shares purchased on the open market and shares issued by the Company at net asset value.

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     Neither the Company nor any stockholder shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

     2. For the purpose of making purchases in the market, First Chicago will commingle each participant's funds with those of all other holders of the Company's Common Stock who are participants in the Plan. The price per share purchased for each participant's account shall be the average price (including brokerage commissions and any other costs of purchase) of all shares purchased with the funds available from that dividend or other distribution. First Chicago will hold the total shares purchased for all participants in its name or in the name of its nominee and will have no responsibility for the value of such shares after their purchase.

     3. A statement describing the dividend amount, the number of shares acquired, the applicable price per share, and total shares credited to a participant's account under the Plan will be mailed quarterly to each participant by First Chicago as soon as practicable after completion of each investment for a participant's account.

     4. Each participant may obtain, without charge, a certificate or certificates for all or part of the full shares credited to the participant's account at any time by making a request in writing to First Chicago. Participants who wish to do so may deposit Company Common Stock certificates registered in their names for credit as accrued shares held under the Plan. There is no charge for such deposits. Dividends will be reinvested on shares represented by the certificates deposited with First Chicago.

     5. Participation in the Plan may be terminated by a participant at any time by written instructions to that effect to First Chicago. Such instructions will be processed as promptly as possible after receipt. If a notice to discontinue is received by First Chicago on or after the record date for a payment, First Chicago, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the terminating participant. First Chicago, upon Vestaur's approval, may terminate a participant's participation in the Plan upon mailing a notice to terminate to the participant at the participant's address as it appears on First Chicago's records.

     Upon termination, a participant will receive certificates for the full shares of common stock credited to the participant's account. Upon withdrawal of shares from the Plan (whether or not a participant has requested termination), a participant may instruct First Chicago to sell all or part of such shares. Such sale may, but need not, be made by purchase of the shares for the account of other participants, and any such transaction shall be deemed to have been made at the then current market price less any brokerage commissions, a service fee and any other costs of sale. Fractional shares credited to a terminating account will be paid for in cash at the then current market price less any brokerage commissions, any service fee and any other costs of sale. All sale instructions received by First Chicago will be processed promptly thereafter, and in no

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event later than five business days after the date on which the order is received (except where deferral is necessary under applicable federal or state laws or regulations).

     6. A participant will have the sole right to vote all full shares credited to the participant's account under the Plan on the record date for a vote. Proxies with respect to shares of the Company's Common Stock sent to a participant by First Chicago, as Transfer Agent, will include the number of full shares held for the participant under the Plan.

     7. The fact that dividends are reinvested or that participants receive shares from the Company in lieu of dividends does not relieve participants of liability for income taxes that may be payable on such dividends or the receipt of such shares. Dividends paid on the accumulated shares will be included in the Form 1099-DIV information return sent to the Internal Revenue Service. The Form 1099-DIV will also include with respect to the shares acquired at net asset value (if any) the amount by which the fair market value exceeds the net asset value. Only one Form 1099-DIV will be sent to each participant.

     8. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, First Chicago will be required to report to the Internal Revenue Service and to the participant any sales of stock by it on behalf of the participant.

     9. First Chicago shall not be liable under the Plan for any act or for any omission to act occurring without gross negligence and in good faith including, without limitation, any claims for liability: (1) arising out of failure to terminate a participant's participation in the Plan upon the participant's death prior to receipt of notice in writing of such death; and (2) with respect to the prices at which shares are purchased or sold for participants' accounts and the time such purchases or sales are made.

     10. The terms and conditions of the Plan and its operation shall be governed by the laws of the State of New York.

     11. The Company reserves the right to amend or terminate the Plan at any time. Notice thereof shall be sent to participants in the Plan at least thirty
(30) days before the record date for the distribution to which such amendment applies or before such termination.

     12. First Chicago may resign as Agent under the Plan upon sixty (60) days' written notice to the Company.
                                                                           11/95

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